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                                                                    Exhibit 10.3

                               VerticalNet, Inc.




Mr. Barry Wynkoop
Potomac, MD

Dear Barry,

It is my pleasure to offer you the job of Senior Vice President of Sales and Market Development and corporate officer at VerticalNet, Inc.

Your will have direct responsibility for the Corporate sales effort of the company; selling storefronts, sponsorships, advertising and other promotional products and services to companies worldwide that are targets of the vertical industrial communities that VerticalNet operates on the Internet. Further, you will be responsible for all marketing, industrial shows/expositions and other corporate marketing activities to achieve your sales goals.

The particulars of the job offer are:

A.   An annual salary of $175,000, paid semi-monthly.

B. A bonus of $100,000 annually, paid upon successful completion of your annual sales targets (defined by GAAP revenue recognized from sales made by people in your department) with a portion (30%) comprised of the company achieving overall revenue and margin objectives.

     If you exceed the sales targets set for your department, you will receive 1.25% (retroactive) of bonus goals for the first 25% over budget, and 1.5% (retroactive) of bonus for all sales over 50% of budget, e.g., If you beat sales goals by 60%, you would make 1.5 x 60%, or 90% of sales bonus, or $63,000 (.9 x 70,000) on top of the base bonus of $70,000 for sales.

C. Stock option grant totaling 240,000 shares of common stock of the company. These options will vest over 4 years, 25% per year upon the anniversary of your grant. The strike price of the option will be set by the Board of Directors upon the date of the grant.

D.   A $400 per month car allowance.

E. Six months of your base salary paid as severance upon your termination for reasons other than cause.
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     The company's option grant dictates that all options fully vest upon change of control of the company, unless dictated otherwise by the Board of Directors.

     The company also plans to add several other features to the employment agreement, including:

     1) Upon change of control, accelerated option vesting for select employees if the new owner terminates an employee for reasons other than cause or upon significant diminution of responsibilities.

     2) Upon change of control, six months severance payments select employees if the new owner terminates an employee for reasons other than cause or upon significant diminution of responsibilities.

Barry, we are excited about your joining the company, and I personally am convinced that you will have a long and successful career as part of the executive team. I look forward to your acceptance of this offer, and hope I can be helpful with any questions you may have on its particulars.

Sincerely,

/s/ Mark L. Walsh                             /s/ Barry Wynkoop
-------------------------------------         ---------------------------------
Mark L. Walsh                                 Accepted
President and Chief Executive Officer         July 14, 1998
                                              Start date: August 1, 1998